May 1, 2022

Dodge & Cox

555 California Street, 40th Floor

San Francisco, CA 94104

DODGE & COX FUNDS

ADMINISTRATIVE AND SHAREHOLDER SERVICES AGREEMENT

(the “AGREEMENT”)

Ladies and Gentlemen:

Dodge & Cox Funds (the “Trust”) has been established as a Delaware statutory trust to engage in the business of an investment company. Pursuant to the Trust’s Trust Instrument, as amended from time-to-time (the “Trust Instrument”), the Board of Trustees (the “Board”) has divided the Trust’s shares of beneficial interest, par value $0.01 per share (the “Shares”) into separate series, or funds, which are listed on Annex A hereto (each, a “Fund” and together, the “Funds”). The Funds may be abolished and dissolved, and additional series established, from time-to-time by action of the Trustees. The Trust, on behalf of the Funds and their Share Classes, has selected you to act as the provider of the administrative and shareholder services described in Annex B hereto, and of any other administrative and shareholder services necessary for operating as an open-end investment company and not provided by persons not party to this Agreement (collectively, the “Services”), and you have indicated that you are willing to act as such administrative services provider and to perform the Services and bear certain expenses under the terms and conditions hereinafter set forth. Accordingly, the Trust, on behalf of the Funds, agrees with you as follows:

1.	Retention of Dodge & Cox.

a.

The Trust hereby retains you to provide or procure the Services. You hereby agree to perform the Services upon the terms set forth in this Agreement. From time to time, you may agree with the Trust to provide additional services to the Funds (which services may not be contained in Annex B hereto) subject to Section 4.a. of this Agreement. The Services provided to each Class may differ in degree or type.

b.

You may, without prior notice to the Trust, appoint in writing other parties qualified to perform certain of the Services reasonably acceptable to the Trust (individually, a “Sub-Agent”) with respect to the Funds; provided, however, that the Sub-Agent shall be your agent and not the agent of the Trust or any Fund, and that you shall be fully responsible for the acts of such Sub-Agent and for the compensation of such Sub-Agent, shall not be relieved of any of your responsibilities hereunder by the appointment of such Sub-Agent, and shall be obligated to provide such information regarding the relationship with the Sub-Agent as the Trust may reasonably request.

2.	Delivery of Documents.

a.

The Trust engages in the business of investing and reinvesting the assets of the Funds in the manner and in accordance with the investment objectives, policies and restrictions specified in the currently effective Prospectuses (the ‘‘Prospectus’’) and Statements of Additional Information (the ‘‘SAI’’) relating to any Fund included in the Trust’s Registration Statement on Form N-1A, as amended from time to time, (the ‘‘Registration Statement’’) filed by the Trust under the Investment Company Act of 1940, as amended, (the ‘‘1940 Act’’) and the Securities Act of 1933, as amended (“1933 Act”). Copies of the documents referred to in the preceding sentence have been furnished to you by the Trust. The Trust has also furnished you with copies properly certified or authenticated of each of the following additional documents related to the Trust and any Fund:

i.	The Amended and Restated Trust Instrument dated February 25, 2014, as amended to date;

ii.	The Amended and Restated By-Laws of the Trust as in effect on the date hereof (the “By-Laws”); and

iii.

Resolutions of the Trustees of the Trust and the shareholders of the Funds regarding (A) approval of this Agreement and authorization of officers of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct you hereunder; and (B) your authorization to act for the Trust in the capacities designated herein.

b.

The Trust will furnish you from time to time with copies, properly certified or authenticated, of all amendments of or supplements, if any, to the foregoing, including the Prospectus, the SAI, and the Registration Statement.

3.

Allocation of Charges and Expenses. Except as otherwise specifically provided in this section 3, you shall pay the compensation and expenses of all Trustees and officers who are affiliated persons of you, and you shall make available, without expense to any Fund, the services of such of your directors, officers and employees as may duly be elected officers of the Trust, subject to their individual consent to serve and to any limitations imposed by law. You shall provide at your expense the Services described in Annex B hereto. In addition, you shall bear the cost of any transfer agents, dividend disbursing agents and registrars of the Funds. You shall not be required to pay any expenses of any Fund other than those specifically allocated to you in this section 3. In particular, but without limiting the generality of the foregoing, you shall not be responsible, except to the extent of the reasonable compensation of such of the Trustees and officers as are directors, officers or employees of you whose services may be involved, for the following expenses of any Fund: organization expenses of any Fund (including out-of-pocket expenses, but not including your overhead or employee costs); fees payable to you and to any other Fund advisors or consultants; legal expenses; auditing and accounting expenses; maintenance of books and records which are required to be maintained by a Fund’s custodian or other agents of the Trust; telephone, telex, facsimile, postage and other communications expenses; taxes and governmental fees; fees, dues and expenses incurred by any Fund in connection with membership in investment company trade organizations; fees and expenses of any Fund’s accounting agent, custodians or sub-custodians; payment for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates and, except as provided below in this section 3, other expenses in connection with the issuance, offering, distribution, sale, redemption or repurchase of securities issued by any Fund; expenses relating to investor and public relations; expenses and fees of registering or qualifying Shares of any Fund for sale; interest charges, bond premiums and other insurance expense; freight, insurance and other charges in connection with the shipment of any Fund’s portfolio securities; the compensation and all expenses (specifically including travel expenses relating to Trust business) of Trustees, officers and employees of the Trust who are not affiliated persons of you; brokerage commissions or other costs of acquiring or disposing of any portfolio securities of any Fund; expenses of printing and distributing reports, notices and dividends to shareholders; expenses of distributing Prospectuses and SAIs of any Fund and supplements thereto; costs of stationery; any litigation expenses; indemnification of Trustees and officers of the Trust; and costs of shareholders’ and other meetings.

4.	Fees and Expenses.

a.

The Trust shall pay you (and/or at the direction of you or a Sub-Agent) for the Services to be provided by you with respect to each Class of the Funds under this Agreement in accordance with, and in the manner set forth in, Annex C hereto. As the services provided with respect to each class may differ in degree and type, the fees contemplated for each class may also differ, as reflected in Annex C hereto.

b.

You may waive all or a portion of your fees provided for hereunder and such waiver shall be treated as a reduction in the purchase price of your services. You shall be contractually bound hereunder by the terms of any publicly announced waiver of your fee, or any limitation of a Fund’s expenses, as if such waiver or limitation were fully set forth herein.

5.	Standard of Care and Limitations of Liability for Claims.

a.

As an inducement to your undertaking to render services pursuant to this Agreement, the Trust agrees that you shall not be liable under this Agreement for any error of judgment or mistake of law or for any loss suffered by a Fund in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect you against any liability to the Trust, a Fund or its shareholders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties, or by reason of your reckless disregard of your obligations and duties hereunder. Any person, even though also employed by you, who may be or become an employee of and paid by a Fund shall be deemed, when acting within the scope of his or her employment by the Fund, to be acting in such employment solely for the Fund and not as your employee or agent.

b.

The Trust Instrument provides that the name ‘‘Dodge & Cox Funds’’ refers to the Trustees under the Trust Instrument collectively as Trustees and not as individuals or personally, and that no shareholder of any Fund, or Trustee, officer, employee or agent of the Trust, shall be subject to claims against or obligations of the Trust or of a Fund to any extent whatsoever, but that the Trust estate only shall be liable. You are hereby expressly put on notice of the limitation of liability as set forth in the Trust Instrument and you agree that the obligations assumed by the Trust on behalf of any Fund pursuant to this Agreement shall be limited in all cases to the Fund and its assets, and you shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund or from any Trustee, officer, employee or agent of the Trust. You understand that the rights and obligations of each Fund and the Classes thereof under the Trust Instrument are separate and distinct from those of any and all other series.

6.

Duration and Termination of This Agreement. This Agreement shall continue in effect for an indefinite term, unless terminated as provided herein. This Agreement may be terminated at any time, with respect to each or any of the Funds, without the payment of a penalty by the Trust’s Board of Trustees or by you on 60 days’ advance written notice to the other party unless such shorter notice period is agreed upon by the parties. You shall be entitled to collect from the Trust, in addition to the fees and expenses provided in Annex C, the amount of all of your reasonable cash disbursements in connection with your activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor or investment adviser and/or other parties of the Trust’s property, records, instruments and documents. This Agreement shall terminate automatically with respect to each or any of the Funds upon termination of the Investment Advisory Agreement with Dodge & Cox with respect to such Funds.

7.

Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought, and with respect to the Trust, further subject to the approval of the Board of Trustees, including a majority of those trustees who are not “interested persons” of the Trust as that term is defined under the Investment Company Act of 1940, as amended.

8.	Miscellaneous.

a.	The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

b.	This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

c.

This Agreement shall be construed in accordance with the laws of the State of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, or in a manner which would cause the Fund to fail to comply with the requirements of Subchapter M of the Internal Revenue Code.

d.	This Agreement shall supersede all prior administrative and shareholder services agreements entered into between you and the Trust on behalf of any Fund.

e.

Your services to the Funds pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that you may render administrative and shareholder services, including any of the Services, to others. In acting under this Agreement, you shall be an independent contractor and not an agent of the Trust.

* * *

If you are in agreement with the foregoing, please execute the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract effective as of the date of this Agreement.

Yours very truly,

DODGE & COX FUNDS, on behalf of each of the Funds listed on Annex A hereto

By:	/s/ Charles F. Pohl
Charles F. Pohl
Chairman

The foregoing Agreement is hereby accepted as of the date hereof.

DODGE & COX

By:	/s/ Dana M. Emery
Dana M. Emery
Chief Executive Officer and President

Annex A – Funds

Dated as of May 1, 2022

Dodge & Cox Stock Fund

Dodge & Cox Global Stock Fund

Dodge & Cox International Stock Fund Dodge & Cox

Emerging Markets Stock Fund

Dodge & Cox Balanced Fund

Dodge & Cox Income Fund

Dodge & Cox Global Bond Fund

ANNEX B – Administrative and Shareholder Services

Dated as of May 1, 2022

Dodge & Cox will provide the following administrative and shareholder services to the Funds. For Funds offering both I Class and X Class Shares, this annex differentiates between those services that are expected to be provided primarily or exclusively to I Class shareholders and those that are provided with respect to the Funds generally and/or all Classes of Shares. For the Emerging Markets Stock Fund, which has a single Class of Shares, all such services are provided.

I.	SHAREHOLDER SERVICES THAT APPLY PRIMARILY OR ONLY TO I SHARE CLASS

•	Overseeing the transfer agent’s shareholder call center

•	Overseeing the transfer agent’s website services

•	Overseeing the Funds’ Anti-Money Laundering Program and issues arising thereunder

•	Overseeing the Funds’ “Know Your Customer” program and issues arising thereunder

•	Overseeing privacy incidents and breaches by the transfer agent and other service providers

•	Overseeing the Funds’ transfer agent’s procedures relating to abandoned accounts and providing instructions as appropriate, and coordinating responses to inquiries from state regulators

•

Overseeing the transfer agent’s processing of shareholder transactions and provision of electronic, telephonic, and technological servicing support in connection with existing investments in the Funds (including support and assistance to individual shareholders relating to distributions, dollar cost averaging, portfolio rebalancing, investment and withdrawal programs) and assisting shareholders in connection with such transactions and services

•	Overseeing the transfer agent’s fraud prevention practices

•	Negotiating and entering into agreements with retirement plan recordkeepers, platform providers and other intermediaries for provision of recordkeeping and administrative services.

•	Responding to shareholder account inquiries and complaints.

•	Creating shareholder correspondence for direct shareholders, including IRA account holders.

•	Preparing shareholder tax information and guides to accompany 1099 mailings from the transfer agent

•

Maintaining and continuously enhancing a public website whereby shareholders and their representatives can access performance information regarding the Funds and other information required by applicable law and shareholders can execute transactions

•	Communicating with and assisting shareholders regarding escheatment matters

•	Creating and maintaining shareholder forms

•	Managing shareholder statement mailings

•	Evaluating and responding to individual shareholder escalations

•	Processing shareholder levies and subpoenas

•	Assisting with shareholder estate planning/settlement matters

•

Such other personal services and/or assistance in maintenance of shareholder accounts that are consistent with the terms of this Plan and are not duplicative of services otherwise contracted for by the Funds

II.	ADMINISTRATIVE SERVICES WITH RESPECT TO BOTH I AND X SHARE CLASSES

Oversight Services. Supervising, overseeing, and monitoring matters relating to the operation of the Funds, including any necessary coordination among the investment adviser to the Funds, the custodian, transfer agent and any other service providers to the Funds, including:

•	Overseeing and monitoring the valuation of portfolio investments and calculation of net asset value by the custodian and/or pricing agents

•	Monitoring cyber-security and data protection systems of Fund service providers

•	Overseeing excessive trading prevention at the transfer agent

•	Overseeing data providers, including pricing services

•	Overseeing the proxy voting administrator’s implementation of the Investment Adviser’s proxy voting decisions with respect to portfolio holdings

•	Overseeing and coordinating with custodians and sub-custodians

•	Retaining and overseeing outside counsel, accountants and other experts and professionals providing services to the Funds

•	Overseeing the registration of shares of the Funds under applicable federal and state blue sky laws;

•	Overseeing the preparation of proxy materials, proxy solicitation efforts and tabulation of votes in connection with Fund shareholder meetings;

•	Overseeing the delivery of Prospectuses, reports, notices, proxies and proxy statements, and other information relating to the Funds to current shareholders

General Shareholder Services. Providing or procuring general shareholder services to or for the Funds, including:

•	Preparing fund performance and attribution data for shareholders

•	Preparing general shareholder communications, such as quarterly fact sheets, letters, research papers and other materials

•	Responding to industry and media requests for information

Administrative and Technology Services. Providing or procuring administrative and information technology services to or for the Funds, including:

•

Furnishing office space, adequate personnel, technology infrastructure, communications facilities, and other facilities (including facilities for shareholder and Board meetings) in the United States as may be required for the effective administration of the Funds

•	Preparing reports to and meeting materials for the Funds’ Board of Trustees

•	Maintaining a vendor management program, which shall include entering into agreements with Fund service providers, such as the Funds’ custodian and transfer agent

•	Maintaining a cybersecurity and data protection program on behalf of the Funds

•	Maintaining a data governance program, including procuring relevant data, entering into data licenses and managing data usage

Investment Operations Services. Providing or procuring investment operations services to or for the Funds, including:

•	Opening or assisting with opening sub-custody and trading accounts as needed in various jurisdictions

•	Filing and monitoring class actions claims

•	Managing collateral requirements associated with derivatives investments

•	Facilitating corporate actions

•	Facilitating proxy voting decisions made by the Investment Adviser with respect to portfolio holdings

•	Settling securities trades

•	Establishing master records for new securities and investments

Tax, Accounting, Compliance and Legal/Regulatory Services. Providing or procuring tax, accounting, compliance and legal/regulatory services to or for the Funds, including:

•	Maintaining and administering a regulatory compliance program in accordance with Rule 38a-1, including furnishing a chief compliance officer for the Funds

•	Preparing Fund financial statements and arranging for annual audit

•	Facilitating the execution of any agreed upon procedures with the Funds’ auditor

•	Providing tax compliance services relating to the Internal Revenue Code’s mandatory qualification requirements under Subchapter M

•	Implement and/or oversee anti-market timing and frequent trading monitoring systems and procedures in accordance with Rule 22c-2 under the 1940 Act

•	Making foreign tax filings and filing reclaim requests

•	Maintaining required books and records

•

Preparing and making federal and state regulatory filings, including the Funds’ registration statements on Form N-1A and reports on Form N-PORT, Form N-CSR, Form N-CEN, and Form N-PX as well as notices pursuant to Rule 24f-2 under the 1940 Act

•	Negotiating and procuring the Funds’ line of credit

•	Negotiating and procuring D&O/E&O, fidelity, cyber and other insurance policies benefitting the Funds and/or its trustees and officers

•	Negotiating and entering into agreements for, among other things, sub-transfer agency services

•	Calculating and facilitating income, dividend and capital gains distributions to Fund shareholders

•	Tracking, allocating and facilitating payment of Fund and share class level expenses

•	Developing and administering the Funds’ liquidity risk management program under Rule 22e-4 under the 1940 Act

•	Developing and administering the Funds’ derivatives risk management program under Rule 18f-4 under the 1940 Act, including furnishing a derivatives risk manager

•	Providing legal advice and support to the Funds as deemed appropriate by the Administrator’s internal legal department, including litigation support services;

•	Maintaining a Sarbanes-Oxley compliance program

•	Maintaining a privacy program for the Funds in accordance with applicable laws and regulations

•	Taking such other actions as may be required or deemed necessary or desirable under applicable laws and regulations

III.	TRANSFER AGENCY, DIVIDEND DISBURSING AGENCY AND REGISTRAR SERVICES

Dodge & Cox will bear fees and expenses for the transfer agency, dividend disbursing agency, and registrar services as provided to the Funds and their Classes of Shares under the Amended and Restated Transfer Agency and Service Agreement dated January 1, 2021 by and between Dodge & Cox Funds and DST Asset Managers Solutions, Inc., as may be amended from time to time, and any replacement agreement related to such services as may be in force from time to time.

ANNEX C – Fee Schedule

1.

For the Services rendered to, and expenses borne on behalf of, each Fund in accordance with this Agreement, payments shall be made to you in United States Dollars on the last day of each month. Such fee shall be determined using the annual rates contained in section 2 of this Annex C based on the average daily net assets of each Fund for such month. The “average daily net assets” of each Fund shall mean the average of the value placed on the relevant Class of the Fund’s net assets on each day on which the net asset value of the Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act, or, if the Fund lawfully determines the value of its net assets as of some other time on each business day, as of such time. The value of the net assets of each Fund shall always be determined pursuant to the applicable provisions of the Trust Instrument and the Registration Statement. If the determination of net asset value does not take place for any particular day, then for the purposes of this Annex C, the value of the net assets of a Fund as last determined shall be deemed to be the value of its net assets as of such time as the value of the net assets of the Fund’s portfolio may be lawfully determined on that day.

2.	The fee for the Services rendered with respect to each Class Shares of the Funds as described in Annex B shall be determined based on the following rates:

Fund	Rate
Dodge & Cox Stock Fund
I Class	0.10%
X Class	0.05%
Dodge & Cox Global Stock Fund
I Class	0.10%
X Class	0.05%
Dodge & Cox International Stock Fund
I Class	0.10%
X Class	0.05%
Dodge & Cox Emerging Markets Stock Fund*	0.05%
Dodge & Cox Balanced Fund
I Class	0.10%
X Class	0.05%
Dodge & Cox Income Fund
I Class	0.10%
X Class	0.05%
Dodge & Cox Global Bond Fund
I Class	0.10%
X Class	0.05%

•	The Emerging Markets Stock Fund has a single class of Shares.